Thank you once again for requesting information and for your interest in Micron Enviro Systems, Inc.  (Symbol: MSEV-OTCBB). There are many exciting things happening with the company and when you factor in the current price of oil and gas, along with our major new oil discovery, we merit your attention.

We are an emerging junior oil and gas company that is focused on high reward, low risk oil and gas exploration and production in North America. Our goal is to become a mid-range oil and gas producer. We have working interests in multiple projects in Alberta, one in Saskatchewan, and three separate projects in Texas. We currently earn oil and gas revenue from sixteen independent sources located on four separate fields, two of which are located in Texas and two are in Canada.

We are extremely pleased to announce that we have been informed that the Enchant Well in Alberta has been put on line.  This well is currently flowing and due to our substantial 50% working interest, this well will increase our daily oil and gas revenue.  There are plans being devised to fully exploit this field in the near future.

One current drill program, the Martex Prospect, is located in Jack and Palo Pinto Counties, Texas. We now have five oil and gas discoveries on this prospect.  One well, the Ima #2 flowed as high as 252 barrels of oil and 701 thousand cubic feet ("mcf") of gas. Another well, the Henderson #3, flowed at a rate as high as 300 mcf per day without having to be fraced.  The Wimberley #3 well was put on line at 125 mcf.  We have announced two more wells, the Wimberley #5 and Wimberley #7 which have been put on line for sales, making the success rate on this prospect five for five so far. There are three more wells yet to be completed on this prospect and all costs for these wells have been paid.  The first of these three wells is scheduled to be fraced on March 18, 2005.

Another multi-well project in Texas is the Green Ranch Prospect. This is a proposed 15 well program, at this time we have one well on line for sales.  This well tested with rates as high as 1.5 million cubic feet of gas per day and 77 barrels of oil per day.

We have a working interest in the Manahuilla Creek Prospect in Goliad County, Texas. An estimated 7,000 foot test well will be located on approximately 1,265 continuous acres of oil and gas leases covering the expanded Yegua trend. The Middle Eocene Sands of the expanded Yegua trend of the onshore Gulf Coast basin have been a prolific over pressured gas-condensate producer. Total gas production to date exceeds 800 billion cubic feet with an estimated trend recovery close to 2 trillion cubic feet of gas. This well is scheduled to be fraced in the second quarter of 2005.

Another multi-well drill program is the Kerrobert Prospect located in Saskatchewan, Canada. This is a proposed 50 well oil program. There have been 9 wells successfully drilled out of 9 on this prospect. We have the right to participate in the remaining 41 wells. Flow rates were as high as 84 barrels of oil a day per well. The oil is comparable with West Texas No. 1.  The experience by other oil companies in the area suggests an approximate 15 year life for the shallow oil wells.

We recently announced an agreement to participate on a new gas prospect in Alberta, Canada, named the Redwater Prospect.  The prospect calls for one initial well, with the potential to drill multiple wells if the first well is successful.  The formation of primary interest on this property is the Viking Sands, which is gas productive throughout the immediate area.  Recently, the Viking zones have been tested and produced gas in a number of wells in the immediate are of the prospect.  According to geological reports, drill stem tests have resulted in flows over 12,000,000 feet of gas per day.  This prospect is expected to commence operations in the second quarter of 2005.

All our financials statements, working interests and previous news releases can be found at the SEC website.

We are also currently conducting due diligence on multiple, large potential oil and/or gas projects located in Canada and Texas.

We have a market capitalization of just over $3 million and currently have 16 independent sources of oil and gas revenue from four separate oil and gas fields. When you consider that oil and gas prices are currently trading near historic highs, this could bode well for our future growth.  We have fully met all our cash obligations at this time on our on-going drill programs. With the current projects we have and the projects that we are conducting due diligence on, we are poised to capture significant interest within the North American oil and gas industry.

Please feel free to call anytime.  Thank you for your time and consideration.

info@micronenviro.com

Phone 604-646-6903

Fax 604-689-1733

www.micronenviro.com